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Exhibit 23.1


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Trustees
Western Investment Real Estate Trust

We consent to the incorporation by reference in the registration statement (No. 333-xxxxx) on Form S-8 of Western Investment Real Estate Trust of our report dated January 29, 1998, relating to the balance sheets of Western Investment Real Estate Trust as of December 31, 1997 and 1996, and the related statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related financial statement schedule, which report appears in the December 31, 1997, annual report on Form 10-K of Western Investment Real Estate Trust.



San Francisco, California                             KPMG PEAT MARWICK LLP
August 4, 1998


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